Exhibit 4.4(b)

Second Supplemental Indenture (this “Second Supplemental Indenture”), dated as of May 15, 2007, among each of Basell Sales & Marketing Company B.V. and Basell Finance & Trading Company B.V., as Guarantors (the "Guaranteeing Subsidiaries"), and The Bank of New York, a national banking association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, Basell AF SCA (formerly NELL AF S.À.R.L.), a company incorporated under the laws of The Grand Duchy of Luxembourg (the "Issuer"), each of the Guarantors named therein, as Guarantors (the "Original Guaranteeing Subsidiaries"), The Bank of New York, as Trustee, Registrar, Paying Agent, Transfer Agent and Listing Agent, ABN AMRO Bank N.V., as Security Agent, and AIB/BNY Fund Management (Ireland) Limited, as Irish Paying Agent, have heretofore executed and entered into an indenture (as amended on February 2, 2006, the “Indenture”) dated as of August 10, 2005 providing for the issuance of an aggregate principal amount of $615,000,000 of the Issuer's 8-3/8% Senior Notes due 2015 (the “Dollar Notes”) and €500,000,000 of the Issuer's 8-3/8% Senior Notes due 2015 (together with the Dollar Notes, the "Notes");

WHEREAS, Section 4.19 of the Indenture provides that the Issuer shall cause each Restricted Subsidiary of the Issuer that, after the Issue Date, guarantees the Senior Secured Credit Facilities to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary shall guarantee payment of the Notes on the same terms and subject to the same conditions and limitations as those set forth in the Indenture; and

WHEREAS, on June 29, 2006, Basell Sales & Marketing Company B.V. Basell Finance & Trading Company B.V. provided a guarantee under the Senior Secured Credit Facilities;

WHEREAS, on June 26, 2006, Basell Finance & Trading Company B.V. provided a guarantee under the Senior Secured Credit Facilities;

NOW THEREFORE, in consideration of the foregoing, each of the Guaranteeing Subsidiaries and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1.            Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.            Agreement to Be Bound. Each Guaranteeing Subsidiary hereby becomes a party to the Indenture as a Guarantor and as such will have all of the rights and be subject to all of the obligations and agreements of a Guarantor under the Indenture. Each Guaranteeing Subsidiary agrees to be bound by all of the provisions of the Indenture applicable to a Guarantor and to perform all of the obligations and agreements of a Guarantor under the Indenture.

3.            Agreement to Guarantee. Each Guaranteeing Subsidiary hereby, jointly and severally with each Original Guaranteeing Subsidiary and each subsidiary of the Issuer that issued a Guarantee of the Notes on February 2, 2006, unconditionally and irrevocably guarantees, on a senior subordinated basis to each Holder of a Note (including any Additional Notes upon issuance in accordance with Section 2.18 of the Indenture) authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforcement of the Indenture, the Notes or the Obligations of the Issuer or any other Guarantors to the Holders or the Trustee thereunder or under the Indenture, that: (a) the principal of, premium, if any, and interest on the Notes (and any interest accrued pursuant to Section 2.12 of the Indenture or Supplemental Interest accrued pursuant to Section 4.19(c) of the Indenture payable thereon) shall be duly and punctually paid in full when due, whether at maturity, upon redemption at the option of the Holders pursuant to the provisions of the Notes relating thereto, by acceleration or otherwise, and interest on the overdue principal and (to the extent permitted by law) interest, if any, on the Notes and all other obligations of the Issuer or the Guarantors to the Holders or the Trustee hereunder or thereunder (including amounts due the Trustee under Section 7.07 of the Indenture) and all other payment obligations shall be promptly paid in full or performed, all in accordance with the terms of the Indenture and thereof and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at maturity, by acceleration or otherwise.

4.            Limitation on Guarantees.

(a)            General. The obligations of each Guarantor under its Guarantee are limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law.

(b)            Dutch Guarantors.  The obligations under a Guarantee of a Guarantor incorporated in The Netherlands (a "Dutch Guarantor") or, for the purpose of paragraph (i) below only, of a Subsidiary of such Dutch Guarantor will not apply to the extent that it would result in the Guarantee given by that Dutch Guarantor:

(i)            constituting unlawful financial assistance within the meaning of Section 2:98c or 2:207c of the Dutch Civil Code (Burgerlijk Wetboek); or

(ii)            conflicting with Section 2:7 of the Dutch Civil Code (Burgerlijk Wetboek).

(c)            Financial Assistance.  Notwithstanding the foregoing each Guarantor is not guaranteeing any liabilities which would result in, and the Trustee and the holders of Notes waive their rights to enforce each Guarantee to the extent and as long as such enforcement would result in, the relevant Guarantor not complying with any applicable financial assistance rules.

5.            Ratification of Indenture; Second Supplemental Indenture Is Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of a Note heretofore or hereafter authenticated and delivered shall be bound hereby.

6.            Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. Each of the parties hereto agrees to submit to the non-exclusive jurisdiction of the competent courts of the State of New York in any action or proceeding arising out of or relating to this Second Supplemental Indenture.

7.            Duplicate Originals. All parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement.

8.            Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

9.            The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Second Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by each Guaranteeing Subsidiary.

(Signature page follows.)

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed and attested, all as of the date first above written.

BASELL SALES & MARKETING COMPANY B.V.

By:            /s/ Francesco Svelto
Name:       Francesco Svelto
Title:         Attorney In Fact

BASELL FINANCE & TRADING COMPANY B.V.

By:            /s/ Francesco Svelto
Name:       Francesco Svelto
Title:         Attorney In Fact

BNY CORPORATE TRUSTEE SERVICES LIMITED, as Trustee

By:            /s/ J. Blondell
Name:       J. Blondell
Title:         AVP